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[EL PASO ENERGY LOGO]
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Dear Stockholder,

     I am pleased to provide you with the enclosed Proxy Statement and Annual Report in connection with El Paso Energy Corporation's (the "Company") upcoming 1999 annual meeting of stockholders.

     The Proxy Statement includes, among other items, two new plans for your approval. The first, the 1999 Omnibus Incentive Compensation Plan (the "1999 Plan"), is a new compensation plan which will replace two current compensation plans upon adoption. The 1999 Plan reflects our strong philosophy that your interests are best served by a management team whose incentive compensation is tied to the Company's stock performance. In that way, management will prosper only if the stockholders prosper. The second plan is an employee stock purchase plan. The proposed employee stock purchase plan is intended to align employee interests with those of stockholders by enabling employees to become stockholders through a convenient and economical mechanism of payroll deductions.

     The Company is seeking stockholder approval of the 1999 Plan for several reasons. First, the Company has made many significant and value adding acquisitions since approval in 1995 of the two current plans, which has more than doubled the number of eligible participants under these plans and depleted the shares available under the current plans. Next, in order to attract the best and most talented executives and key management employees, the intense competition in the Houston market requires the Company to offer more competitive stock-based compensation. Finally, in order for the Company's compensation plans to continue to qualify as "performance-based" under applicable Internal Revenue Code provisions, they must be approved by Company stockholders not less than every five years.

     The 1999 Plan would enable the Company to attract and retain officers and key management employees and provide a direct incentive to achieve the Company's strategic and financial goals by providing for stock-based compensation. For example, the 1999 Plan mandates that senior executives take at least 50% of their annual incentive compensation in the form of Company stock. The sale and transferability of those shares is then restricted for four years. In addition, the 1999 Plan provides long-term compensation in the form of stock options (which are valueless without appreciation in stock price) and performance units, the value of which is tied directly to total stockholder return versus total return to the stockholders of a peer group of companies. As stated above, the 1999 Plan reflects our philosophy that the stockholders' interests are best served by a management team whose compensation is tied to stock performance. We do not believe, however, that these benefits should be obtained at the cost of excessive dilution to existing stockholders. Consequently, upon approval of the 1999 Plan, our existing 1995 Omnibus Compensation and 1995 Incentive Compensation Plans, which now permit the issuance of up to approximately 1.8 million shares in additional awards, will be terminated, and no further awards will be issued under those plans. In addition, the Company currently has a share repurchase plan, through which it has purchased over ten million shares in the open market since 1992. The current repurchase program authorizes the purchase of up to an additional nine million shares. Repurchased shares, which are held in the Company's treasury, could be used to cover the needs of the compensation plans.

     The Board of Directors of the Company, advised by its Compensation Committee, unanimously recommends a vote "FOR" these two new plans. We believe strongly that our performance-based, equity-oriented compensation program adds significant value to the Company.

     Please contact Norma F. Dunn, Vice President Investor & Public Relations, at (713) 420-3750 if you have any questions or comments.

                                                         Sincerely,

                                                    /s/ WILLIAM S. WISE

                                                      WILLIAM A. WISE
                                                   Chairman of the Board,
                                               President and Chief Executive
March 19, 1999                                            Officer